August 11, 1999








The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, New Jersey  07645

Ladies and Gentlemen:

          We have examined a copy of the Registration Statement on Form S-3 (No. 333-80347), as amended (the "Registration Statement"), filed by The Great Atlantic & Pacific Tea Company, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and the Prospectus Supplement of the Company dated August 4, 1999, relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of $200,000,000 aggregate principal amount of the Company's 9 3/8% Senior Quarterly Interest Bonds Due 2039 (the "Bonds").

          The terms of the Bonds have been established pursuant to authorizing resolutions (the "Authorizing Resolutions") adopted by the Pricing Committee of the Board of Directors of the Company on August 4, 1999. The Bonds will be issued pursuant to the Authorizing Resolutions and an Indenture, dated as of January 1, 1991 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company). In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          The Bonds have been duly authorized for issuance and, when duly executed, authenticated, registered, issued and delivered in ac



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cordance with the terms of the Indenture and the Authorizing Resolutions and as
contemplated by the Registration Statement and the Prospectus Supplement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and the Authorizing Resolutions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

          We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.

                                      Yours truly,

                                      /s/ CAHILL GORDON & REINDEL